EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172699, 333-82102, 333-131750, 333-64610, and 333-51706 on Form S-8 and 333-162454 and 333-162502 on Form S-3 of our reports dated August 22, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2012.

/s/ Deloitte & Touche LLP
New York, New York

August 22, 2012